Exhibit 10.3

                 SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

      The following sets forth a summary of the base salary and other compensation arrangements for 2005 for the Co-Chief Executive Officers (the "Co-CEOs") of Nelnet, Inc. (the "Company") and the four other highest compensated executive officers of the Company during 2004 by reference to total annual salary and bonus for 2004 (the "Named Executive Officers").

Base Salaries

            Name and principal position                         2005 base salary
            ---------------------------                         ----------------

            Michael S. Dunlap                                       $500,000
              Co-Chief Executive Officer

            Stephen F. Butterfield                                  $500,000
              Co-Chief Executive Officer

            Don R. Bouc(a)                                          $100,000
              President Emeritus

            Raymond J. Ciarvella                                    $225,000
              Executive Director and Chief
              Information Officer

            David A. Bottegal                                       $250,000
              Executive Director and Chief
              Marketing Officer

            Matthew D. Hall                                         $225,000
              Executive Director

            (a) Effective January 3, 2005, Mr. Bouc retired from his position as President of the Company and now serves as President Emeritus.

Performance Bonus Payments

      The Named Executive Officers (other than Don R. Bouc, who retired as President of the Company effective January 3, 2005) are eligible for performance bonus payments under a 2005 incentive plan arrangement under which an incentive compensation pool for employees will be established based upon a formula that increases the available compensation pool amount as the Company's Base Income, which is computed as net income excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income items, increases.

      Under the 2005 incentive plan arrangement, for Base Income before tax and incentive up to $100 million, the Company will contribute five percent of each dollar earned to an incentive compensation pool to be available for allocation and distribution among employees of the Company. For Base Income before tax and incentive between $100 and $200 million, 10 percent of each dollar earned will be directed to the pool. For Base Income before tax and incentive greater than $200 million, 15 percent of each dollar earned will be directed to the pool. The incentive pool will be allocated and distributed among employees, including Named Executive Officers, based on criteria such as the amount of student loan assets per employee and on the particular individual's performance during 2005.

      The Company has an Executive Officers Bonus Plan for the Co-CEOs of the Company. A copy of this plan has been filed as an exhibit to a Company filing with the SEC. Under this plan, bonus compensation will be available in 2005 to each of the Co-CEOs in the amount of 0.60% of Base Income. Bonus payments under the Executive Officers Bonus Plan for a particular year are made subsequent to year-end after the Company's earnings for the year have been finalized and announced to the public.

Other Compensation

      The Company owns a controlling interest in an aircraft due to the frequent business travel needs of its executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company's headquarters are located. The Company allows the Co-CEOs to utilize the aircraft for personal travel when it is not required for business travel. The value of the personal use of the aircraft is computed based on the federal income tax regulations, including the Standard Industrial Fare Level ("SIFL") tables included in the income tax regulations.

      The Company "matches" certain employee contributions to its 401(k) savings plan. In addition, the Company pays premiums on life insurance for its employees.


                                       2